Exhibit 10.2

XPONENTIAL FITNESS, INC.

EXECUTIVE SEVERANCE PLAN

(Effective May 12, 2026)

Xponential Fitness, Inc., a Delaware corporation (the “Company”), has adopted this Executive Severance Plan (the “Severance Plan”) for the benefit of a select group of management and highly compensated employees of the Company to help the Company attract and retain qualified employees, align employee and corporate incentives, and minimize the potential for conflicts of interest between the Company and its senior management. Section 1 sets forth the definitions of all capitalized terms used, but not otherwise defined, herein.

The Company does not intend for the Severance Plan to constitute an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. The Company intends for the Severance Plan to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.2(b), administered as a “top-hat” welfare plan as contemplated by Section 201(2) of ERISA. The Severance Plan is unfunded, has no trustee, and is administered by the Plan Administrator.

Section 1. Definitions.

1.1 “Accrued Benefits” means, with respect to an Eligible Employee, such Eligible Employee’s (a) accrued but unpaid annual base salary through the Separation Date, paid as soon as practicable following the Separation Date, (b) accrued but unused paid time off, to the extent provided by applicable Company Group policy, paid as soon as practicable following the Separation Date, (c) reimbursement of all reimbursable business expenses duly incurred and submitted for reimbursement in accordance with the Company Group’s applicable business expense policy but not yet paid prior to the Separation Date (provided that such expenses are duly submitted for reimbursement in accordance with such policy on or within 30 days after the Separation Date), and (d) vested benefits under all other applicable employee benefit plans and programs of the Company Group, to the extent applicable, in accordance with the terms of such plans and programs.

1.2 “Base Salary” means, with respect to an Eligible Employee, such Eligible Employee’s annual base salary rate in effect on the Separation Date prior to any reduction constituting Good Reason, except that if the Separation Date occurs during the CIC Period, the greater of (x) the rate in effect on the Separation Date prior to any reduction constituting Good Reason and (y) the rate in effect on the day immediately preceding the Change in Control.

1.3 “Board” means the Board of Directors of the Company.

1.4 “Cause,” with respect to an Eligible Employee, is defined in the Eligible Employee’s Employment Agreement, or if the Eligible Employee does not have an Employment Agreement that defines Cause, means a determination of the Plan Administrator that the Eligible Employee should be dismissed as a result of the Eligible Employee:

(a) failing to substantially perform the Eligible Employee’s duties (other than any such breach or failure due to the Eligible Employee’s physical or mental illness) and the continuance of such failure for more than 30 days following Eligible Employee’s receipt of written notice from the Company;

(b) failing to cooperate, if reasonably requested by the Company, with any investigation or inquiry into the Eligible Employee’s or the Company’s business practices, whether internal or external, including, but not limited to, the Eligible Employee’s refusal to be deposed or to provide testimony at any trial or inquiry and the continuance of such failure for more than 30 days following the Eligible Employee’s receipt of written notice from the Company, which notice will set forth in reasonable detail the facts or circumstances constituting such failure;

(c) engaging in fraud, willful misconduct, or dishonesty that has caused or is reasonably expected to result in material injury to the Company;

(d) breaching any fiduciary duty owed to the Company;

(e) being convicted of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony (other than a DUI or similar felony); or

(f) materially breaching any obligations under any written agreement or covenant with any member of the Company Group.

1.5 “Change in Control” is defined in the Omnibus Plan.

1.6 “CIC Equity Award Vesting” means, for each Time-Vesting Equity Award held by an Eligible Employee as of the Separation Date (including those Performance-Vesting Equity Awards that have become Time-Vesting Equity Awards in connection with a Change in Control in accordance with the Omnibus Plan), full vesting effective as of the Separation Date.

1.7 “CIC Period” means the 24-month period commencing on the effective date of a Change in Control.

1.8 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

1.9 “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

1.10 “Committee” means the Human Capital Management Committee of the Board.

1.11 “Company Group” means the Company and its Subsidiaries.

1.12 “Disability” means, with respect to an Eligible Employee, the Eligible Employee’s inability, because of sickness or injury, to perform, with or without reasonable accommodation, the Eligible Employee’s material duties of employment for a period of 90 consecutive days or for a period of 180 non-consecutive days in any 12-month period.

1.13 “Eligible Employee” means any employee of the Company Group whom the Committee designates, and notifies in writing as being designated, as an Eligible Employee.

1.14 “Employment Agreement” means, with respect to an Eligible Employee, the Eligible Employee’s employment agreement with the Company.

1.15 “Equity Award Vesting” means, (x) for each Time-Vesting Equity Award held by an Eligible Employee as of the Separation Date, prorated vesting effective as of the Separation Date based on the percentage of the total vesting period of such Equity Award that has elapsed from the applicable vesting commencement date through the Separation Date, and (y) for each Performance-Vesting Equity Award held by an Eligible Employee as of the Separation Date, prorated vesting effective as of the Separation Date based on (i) the percentage of the applicable performance period elapsed from the beginning of such performance period through the Separation Date and (ii) actual performance (as determined by the Board) for the current performance period; provided, that clause (y) will only apply to the portion of a Performance-Vesting Equity Award with a Performance Period (as defined in the Omnibus Plan) in effect as of the Separation Date and any portion of a Performance-Vesting Award as to which the Performance Period has not commenced, or performance-vesting conditions have not been established, as of the Separation Date will be forfeited.

1.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the Department of Labor regulations promulgated thereunder.

1.17 “Good Reason,” with respect to an Eligible Employee, means the occurrence of one of the following events without the Eligible Employee’s consent:

(a) a material change or diminution of the Eligible Employee’s title, authority, duties, or responsibilities (including a material change in the Eligible Employee’s work schedule, working hours, or required availability), or the assignment to the Eligible Employee of duties materially and adversely inconsistent with the Eligible Employee’s position or positions with any member of the Company Group;

(b) a reduction in the Base Salary as in effect immediately prior to such reduction, except for a broad-based reduction of up to 15% that applies to all similarly situated employees;

(c) a material reduction in the Target Bonus as in effect immediately prior to such reduction, except for a broad-based reduction of up to 15% that applies to all similarly situated employees;

(d) the Company’s failure to obtain an agreement from any successor to the business of the Company to assume and agree to continue the Severance Plan; or

(e) a requirement by the Company that the Eligible Employee’s primary work location be moved more than 25 miles from the Company’s office where the Eligible Employee works effective as of the date immediately prior to the implementation of such requirement (including requiring an Eligible Employee who is currently designated as a remote worker or hybrid worker to return to the in-office work on a more frequent basis).

Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Good Reason above, the Eligible Employee must deliver to the Company within 60 days following the event or condition that constitutes Good Reason a written notice detailing the event or condition that constitutes Good Reason, and the Company will have 30 days from the date on which the Eligible Employee gives the written notice thereof to cure such event or condition. If the Company fails to cure such an event or condition constituting Good Reason during the Company’s 30-day cure period, the Eligible Employee must terminate employment within 30 days following the end of the Company’s 30-day cure period in order for such termination of employment to be for Good Reason. If the Company cures the event or condition that constitutes Good Reason as detailed in the Eligible Employee’s written notice within the Company’s 30-day cure period, such event or condition will not constitute Good Reason hereunder. For the avoidance of doubt, if Good Reason occurs during the CIC Period and the Eligible Employee delivers a timely notice of Good Reason, the resulting Qualifying Termination will be deemed to have occurred during the CIC Period even if the foregoing notice and cure periods extend beyond the end of the CIC Period.

1.18 “Health Care Continuation Benefit” means with respect to an Eligible Employee, if the Eligible Employee is, as of the Separation Date, enrolled for coverage under the Company Group’s group health and medical insurance plans, monthly payments during the Severance Period equal to the monthly full COBRA premium cost for COBRA continuation coverage for the Eligible Employee’s then current level of coverage under such plans as of immediately prior to the Separation Date. If applicable law or the terms of the applicable plan prohibit the Eligible Employee from receiving COBRA continuation coverage for any month during the Severance Period, other than due to the Eligible Employee’s failure to timely enroll in, or pay the premiums for, such coverage, the Company may elect to instead pay the Eligible Employee a fully taxable cash payment for such month equal to the full COBRA premium cost for such month had coverage been available, subject to applicable tax withholdings.

1.19 “Omnibus Plan” means the Xponential Fitness, Inc., Omnibus Incentive Plan, as it may be amended from time to time, or any successor plan thereto.

1.20 “Participation Notice” means a notice of participation in the Severance Plan, in the form attached hereto as Exhibit A, that is delivered to an employee of the Company Group to memorialize such employee’s eligibility under the Severance Plan.

1.21 “Performance-Vesting Equity Award” means an equity-based award granted by the Company pursuant to the Omnibus Plan or otherwise that is subject to the achievement of performance metrics established prior to the Separation Date.

1.22 “Person” means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof, or other entity.

1.23 “Plan Administrator” means the Committee.

1.24 “Prior Year Bonus” means, with respect to an Eligible Employee, any earned but unpaid annual cash bonus for the completed fiscal year immediately preceding the year in which the Separation Date occurs.

1.25 “Prorated Bonus” means, with respect to an Eligible Employee, (x) an amount reasonably determined by the Committee to be the Eligible Employee’s annual cash bonus for the year in which the Separation Date occurs based on actual Company Group performance through the Separation Date (deeming all personal and subjective performance goals earned at target) or (y) if the Separation Date occurs during the CIC Period, the greater of the amount in clause (x) above and the Target Bonus, in each case multiplied by a fraction, the numerator of which is the number of days on which the Eligible Employee was employed by Company during the year in which the Separation Date occurs, and the denominator of which is the full number of days in such year.

1.26 “Qualifying Termination” means, with respect to an Eligible Employee, the termination of the Eligible Employee’s employment with a member of the Company Group either by any member of the Company Group without Cause or by the Eligible Employee with Good Reason.

1.27 “Restrictive Covenants” means, with respect to an Eligible Employee, all applicable non-competition, non-solicitation, non-disparagement, confidentiality, and similar covenants of the Eligible Employee inuring to the benefit of any member of the Company Group, if any.

1.28 “Section 409A” means Section 409A of the Code.

1.29 “Separation Date” means, with respect to an Eligible Employee, the effective date of the Eligible Employee’s separation from service with the Company Group.

1.30 “Severance Multiplier” means (x) for a Tier I Eligible Employee, 2.0, (y) for a Tier II Eligible Employee, 1.0, or (z) for a Tier III Eligible Employee, 0.5.

1.31 “Severance Period” means, with respect to an Eligible Employee, the number of months following the Separation Date equal to the product of 12 and the Severance Multiplier.

1.32 “Severance Plan” has the meaning set forth above.

1.33 “Subsidiary” means any Person (other than the Company) of which a majority of the voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

1.34 “Target Bonus” means, with respect to an Eligible Employee, the Eligible Employee’s annual target cash bonus opportunity in effect on the Separation Date prior to any reduction constituting Good Reason, or if the Separation Date occurs during the CIC Period, the greater of (x) such target as in effect on the Separation Date prior to any reduction constituting Good Reason and (y) the Eligible Employee’s annual target cash bonus opportunity as in effect on the day immediately preceding the Change in Control.

1.35 “Tier” means an Eligible Employee’s tier of participation in the Plan. Each Eligible Employee’s Participation Notice will set forth the Eligible Employee’s Tier.

1.36 “Time-Vesting Equity Award” means an equity-based award granted by the Company pursuant to the Omnibus Plan or otherwise that vests based solely on the Eligible Employee’s continued service with the Company Group.

Section 2. Severance Benefits.

2.1 Generally. If an Eligible Employee experiences a Qualifying Termination, the Company will pay or provide such Eligible Employee the Accrued Benefits and either of the following, as applicable:

(a) Qualifying Termination Not During CIC Period. If the Separation Date occurs before or after the CIC Period, (i) a cash severance payment equal to the product of (a) the Base Salary multiplied by (b) the Severance Multiplier, paid substantially equal installments during the Severance Period in accordance with the Company’s regular payroll practice, (ii) the Prior Year Bonus, paid at the same time at which the Company Group pays annual bonuses for such year to similarly situated employees who remain in service with the Company Group through the date of payment, (iii) a Prorated Bonus, paid at the same time at which the Company Group pays annual bonuses to similarly situated employees who remain in service with the Company Group for the year in which the Separation Date occurs, (iv) the Equity Award Vesting, and (v) the Health Care Continuation Benefit (the amounts and benefits in clauses (i) through (v), collectively, the “Standard Severance Entitlements”).

(b) Qualifying Termination During CIC Period. If the Separation Date occurs during the CIC Period, (i) a cash severance payment equal to the product of (a) the sum of (x) the Base Salary and (y) the Target Bonus multiplied by (b) the Severance Multiplier, paid in a lump sum as soon as practicable following the Separation Date, (ii) the Prior Year Bonus, paid at the same time at which the Company Group pays annual bonuses for such year to similarly situated employees who remain in service with the Company Group through the date of payment, (iii) a Prorated Bonus, paid at the same time at which the Company Group pays annual bonuses to similarly situated employees who remain in service with the Company Group for the year in which the Separation Date occurs, (iv) the CIC Equity Award Vesting, and (v) the Health Care Continuation Benefit (the amounts and benefits in clauses (i) through (v), collectively, the “CIC Severance Entitlements”).

2.2 Conditions to Receiving Severance Benefits. To receive any Standard Severance Entitlements or CIC Severance Entitlements, the Eligible Employee must (i) comply with all Restrictive Covenants and (ii) become bound by an irrevocable general release of claims in favor of the Company Group and related parties in a form that the Company provides to the Eligible Employee in connection with the Qualifying Termination (the “Release Condition”). To satisfy the Release Condition, the Eligible Employee must (x) execute and deliver to the Company such general release of claims within 21 days following the date on which the Company provides it to the Eligible Employee (or within such longer period set forth therein) and (y) allow such general release of claims to become effective and irrevocable pursuant its terms.

2.3 Timing of Payments. Any Standard Severance Entitlements or CIC Severance Entitlements otherwise scheduled for payment prior to the Eligible Employee’s satisfaction of the Release Condition will be deferred without interest until, and paid promptly following, the satisfaction of the Release Condition.

2.4 Section 409A.

(a) Rule of Interpretation. The Company intends for the payments and benefits hereunder to comply with, or be exempt from, Section 409A, and the Severance Plan should be interpreted and administered accordingly. Notwithstanding the foregoing, nothing set forth herein entitles the Eligible Employee to, and the Company Group will not be liable for, any payment from the Company Group with respect to any taxes, interest, or penalties incurred pursuant to Section 409A.

(b) No Employee Control Over Payment Timing. Notwithstanding anything in the Severance Plan to the contrary, if any Standard Severance Entitlements or CIC Severance Entitlements constitute a “deferral of compensation” within the meaning of Section 409A, and the period for satisfying the Release Condition begins in one taxable year and ends in a second taxable year, such payments or benefits will be deferred until, and paid without interest promptly following, the later of (x) the satisfaction of the Release Condition and (y) the Company’s first regular payroll date occurring in the second taxable year. In no event may the Eligible Employee directly or indirectly designate the year of payment hereunder.

(c) Special Timing Rules for Specified Employees. Notwithstanding anything in the Severance Plan to the contrary, if on the Separation Date the Plan Administrator determines that the Eligible Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent that any payment or benefit under the Severance Plan constitutes a “deferral of compensation” payable upon a separation from service, the Company will defer such payment or benefit until the earlier of (i) six months and one day after the Separation Date and (ii) the Eligible Employee’s death. If any such delayed payment is otherwise payable on an installment basis, the first payment occurring after the mandatory deferral contemplated in the immediately preceding sentence will include a catch-up payment covering amounts that would have otherwise been paid during the deferral period but for the application of this provision (without interest), and the Company will pay the balance of the installments in accordance with their original schedule.

(d) Separate Payments. For purposes of the application of Section 409A, each individual payment (including each payment in a series of payments) hereunder will be deemed a separate payment.

(e) Reimbursements and In-Kind Benefits. With respect to any expense reimbursement or in-kind benefit provided to an Eligible Employee that constitutes a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Eligible Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Eligible Employee in any other calendar year, (ii) the reimbursements for expenses for which the Eligible Employee is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the Eligible Employee incurred the expense, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

2.5 Nonduplication of Benefits. The Severance Plan supersedes all severance, separation, notice, and termination benefits under all other plans, agreements, programs, and practices of the Company Group, including all previously executed employment, award, severance, and change in control severance agreements that contain any provision for severance, change in control benefits, termination-related payments or benefits, or terms affecting equity awards or bonus entitlements in connection with an employment termination (including, for the avoidance of doubt, any Employment Agreement). For the avoidance of doubt, if there is a conflict between the terms of the Severance Plan and any other compensation or benefit policy, plan, agreement, program, or practice maintained by any member of the Company Group, or to which any member of the Company Group is a party, and pursuant to which an Eligible Employee is otherwise eligible for benefits, the terms of the Severance Plan will govern exclusively.

Section 3. Severance Plan Administration.

3.1 Authority of Plan Administrator. The Plan Administrator administers the Severance Plan and may interpret the Severance Plan, prescribe, amend, and rescind rules and regulations under the Severance Plan, and make all other determinations necessary or advisable for the administration of the Severance Plan in accordance with its terms. Wherever the Plan Administrator has authority to act or not act pursuant to the Severance Plan, the Plan Administrator will have the sole and absolute discretion, and its determinations hereunder will be final and binding on the Eligible Employees and the Company.

3.2 Delegation. The Plan Administrator may from time to time delegate any of its duties hereunder to such person or persons. The Plan Administrator may revoke or amend the terms of a delegation at any time, but such revocation or amendment will not invalidate any prior actions of the Plan Administrator’s delegate or delegates that were consistent with the terms of the Severance Plan.

3.3 Third-Party Advisors. The Plan Administrator may engage accountants, legal counsel, and such other advisors as it deems necessary or advisable to assist it in the performance of its administrative duties under the Severance Plan. The Company will bear all reasonable expenses for such advisors.

Section 4. Parachute Payment Provisions.

4.1 Better After-Tax Cut-Back. Unless an Eligible Employee is entitled to more favorable treatment pursuant to an individual agreement with a Company Group member that becomes effective after being designated an Eligible Employee and specifically references the Severance Plan, if any compensation, payment, benefit, or distribution to or for the benefit of the Eligible Employee, whether paid or payable or distributed or distributable pursuant to the terms of the Severance Plan or otherwise, and regardless of when paid or provided, calculated in a manner consistent with Section 280G of the Code (the “Aggregate Payments”), would, but for this Section 4, be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments will be reduced (but not below zero) so that the value, calculated in a manner consistent with Section 280G of the Code, of all Aggregate Payments will be $1.00 less than three times the Eligible Employee’s “base amount” (as defined in Section 280G of the Code); provided that the Aggregate Payments will be so reduced only if such reduction provides the Eligible Employee with a higher After-Tax Amount than the Eligible Employee would receive if the Aggregate Payments were not so reduced. The reduction contemplated by the immediately preceding sentence will be applied in the following order, in each case in reverse chronological order: (1) cash payments not constituting “nonqualified deferred compensation” within the meaning Section 409A of the Code, (2) cash payments constituting “nonqualified deferred compensation” within the meaning Section 409A of the Code, (3) equity-based payments and acceleration, and (4) non-cash benefits; provided that for each of the foregoing, amounts not subject to Treas. Reg. §1.280G-1, Q&A-24(b) or (c) will be reduced before any amounts that are subject to Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

4.2 Accounting Firm. The determination as to whether a reduction in the Aggregate Payments should be made pursuant to Section 4 will be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which must provide detailed supporting calculations to both the Company and the Eligible Employee within 15 business days after the Separation Date, or at such earlier time as is reasonably requested by the Company or the Eligible Employee. Any determination by the Accounting Firm will be binding upon both the Company and the Eligible Employee.

4.3 Definition. For purposes of this Section 4, the “After-Tax Amount” means the gross amount of the Aggregate Payments less all federal, state, and local income, excise, and employment taxes imposed on the Eligible Employee as a result of receiving the Aggregate Payments. For purposes of determining the After-Tax Amount, the Accounting Firm will deem the Eligible Employee to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

Section 5. Severance Plan Modification or Termination. The Board or the Plan Administrator may terminate or amend the Severance Plan at any time outside of the CIC Period with respect to all or any Eligible Employees whose Separation Date has not occurred or who has not made a claim of Good Reason prior to such termination or amendment, and the Committee may at any time outside of the CIC Period remove any one or more employees’ designation as Eligible Employees prior to their respective Separation Dates, except that no such action will be effective for three months.

Section 6. General Provisions.

6.1 No Assignment. Except as otherwise provided herein or by law, no Eligible Employee may assign or transfer any right or interest under the Severance Plan, in whole or in part, either directly or indirectly, including without limitation by execution, levy, garnishment, attachment, or pledge. When a payment or benefit is due under the Severance Plan to a former employee who is unable to care for his affairs, the Company will cause payment to be made directly to his legal guardian or personal representative, as the Plan Administrator reasonably determines. The Severance Plan will inure to the benefit of and be binding upon the heirs, executors, administrators, successors, and permitted assigns of the Company and each Eligible Employee. If an Eligible Employee dies while any amounts hereunder remain owing, the Company will cause all such amounts, unless otherwise provided herein, to be paid in accordance with the terms of the Severance Plan to the executor, personal representative, or administrators of the severed employee’s estate, as the Plan Administrator reasonably determines.

6.2 At-Will Employment. Neither (i) the establishment of the Severance Plan, (ii) any modification thereof, (iii) the creation of any fund, trust, account, or bookkeeping entry, nor (iv) the payment of any benefits should be construed as giving any Eligible Employee, or any other Person, any right to be retained in the service of any member of the Company Group, and all Eligible Employees will remain at-will employees of the Company Group subject to discharge to the same extent as if the Severance Plan were not in effect.

6.3 Severability. If any court or other dispute-adjudicator with authority and jurisdiction over the Company holds any provision of the Severance Plan to be invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions hereof, and the Severance Plan will otherwise remain in full force and effect as if such provisions had not been included, in each case unless the Board or the Plan Administrator determines otherwise, and no such determination will be deemed an amendment or termination of the Severance Plan subject to Section 5.

6.4 Headings. The headings and captions herein are provided for reference and convenience only, are not considered part of the Severance Plan, and should not be considered when interpreting any provision of the Severance Plan.

6.5 Unfunded Plan. No member of the Company Group is required to pre-fund, or to set aside any amounts to fund, any payments or benefits hereunder. Regardless of whether any member of the Company Group elects to fund the Severance Plan, no Eligible Employee will have any right to, or interest in, any assets of any member of the Company Group by virtue of being designated an Eligible Employee hereunder.

6.6 Notices. Except as set forth in Section 7 below, any notice or other communication required or permitted pursuant to the terms hereof will be deemed duly delivered when mailed by United States Postal Service, first-class, postage-prepaid, and addressed to the intended recipient, or when sent via reputable courier service (e.g., FedEx, UPS) at the address last on file in the Company’s personnel records, or if applicable, when delivered to the recipient by hand.

6.7 Governing Law. To the extent not preempted by U.S. federal law, in which case such federal law will govern, the Severance Plan must be construed and enforced according to the laws of Delaware, without regard to any conflicts-of-laws rules that would otherwise cause the laws of another state to apply.

6.8 Tax Withholding. All payments and benefits hereunder are subject to reduction for all applicable tax and other withholdings and will be subject to applicable tax reporting, as the Plan Administrator determines.

Section 7. Dispute Resolution.

7.1 Claims. Any person, including any Eligible Employee (a “Claimant”), claiming any entitlement under the Severance Plan or disputing the amount or method of any payment or benefit hereunder (a “Claim”) must, within 90 days following the date on which the Claimant first learns of the Claim, present such Claim, signed and dated by the Claimant, in writing and must briefly explain the basis for the Claim. The Claimant must mail the Claim to the Plan Administrator by United States Postal Service Certified Mail at the following address:

XPONENTIAL FITNESS, INC.

17877 Von Karman Ave., Suite 100

Irvine, CA 92614

Attn: Chief Legal Officer

The Plan Administrator must, within 90 days after receiving a Claim, adjudicate the Claim and send written notification to the Claimant as to its disposition; provided that the Plan Administrator may elect to extend such period for an additional 90 days if it determines that special circumstances so warrant and so notifies the Claimant in writing prior to the expiration of the original 90-day period. If the Plan Administrator wholly or partially denies the Claim, such written notification must (a) state the specific reason or reasons for the denial, (b) make specific reference to pertinent Severance Plan provisions on which the denial is based, (c) provide a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, and (d) set forth the procedure by which the Claimant may appeal the denial of the Claim. The Claimant may request a review of such denial by making application in writing to the Plan Administrator, pursuant to the Claim-delivery procedure above, within 60 days after receiving such denial. The named appeals fiduciary is the Plan Administrator or the person(s) named by the Plan Administrator to review the Claimant’s appeal. The Claimant may, upon written request to the Plan Administrator, review any documents pertinent to the Claim and submit in writing along with such appeal any issues and comments in support of the Claim. Within 60 days after receiving a written appeal, the named appeals fiduciary must decide the appeal and notify the Claimant of the final decision; provided that the named appeals fiduciary may elect to extend such 60-day period up to an additional 60 days after receiving the written appeal. The final decision must be in writing and must include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, and specific references to the pertinent Severance Plan provisions on which the decision is based.

7.2 Exhaustion and Time Limit to Arbitrate. Only after exhausting the Severance Plan’s claims and appeals procedures set forth in Section 7.1 above (an “Administrative Claim”), a Claimant may bring a Claim to recover benefits allegedly due under the Severance Plan, to enforce rights under the Severance Plan, to clarify rights to future benefits under the Severance Plan, or that relates to the Severance Plan and seeks a remedy, ruling, or decision of any kind against the Severance Plan or a Severance Plan fiduciary or party in interest (collectively, an “Arbitration Claim”) exclusively by submitting the matter to arbitration in accordance with this Section 7.2. Following the Claimant’s submission of such Claim to JAMS, Inc. (“JAMS”), the Claimant and the Plan Administrator must select an arbitrator from a list of names supplied by JAMS in accordance with its procedures for selection of arbitrators, and the arbitration will be conducted in accordance with the JAMS Employment Arbitration Rules and Procedures and subject to the JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. The arbitrator will have no power to alter, add to, or subtract from any provision of the Severance Plan, and the arbitrator’s authority will be further limited to the affirmation or reversal of the Plan Administrator’s denial on appeal, and the arbitrator will have no power to reverse the Plan Administrator’s denial on appeal unless the arbitrator determines, based on the administrative record before the Plan Administrator, that such denial on appeal was unreasonable. A Claimant may not commence any Arbitration Claim later than two years from the earlier of (i) the date on which the first benefit payment was made or allegedly due and (ii) the date on which the Plan Administrator or its delegate first denied the Claimant’s request; provided, however, that if the Claimant commences an Administrative Claim before the expiration of such two-year period, the period for commencing an Arbitration Claim will expire on the later of the end of the two-year period and the date that is three months after the Claimant’s appeal of the initial denial of his Administrative Claim is finally denied, such that the Claimant has exhausted the Severance Plan’s claims and appeals procedures. Any Claim that is commenced, filed, or raised, whether an Arbitration Claim or an Administrative Claim, after expiration of such two-year period (or, if applicable, expiration of the three-month period following exhaustion of the Severance Plan’s claims and appeals procedures) will be time-barred. For the avoidance of doubt, no Eligible Employee may assert a group, class, collective, or representative action against the Company Group, and any claims by Eligible Employees must be brought solely in the individual capacity of the Claimant, and not as a plaintiff or class member in any purported group, class, collective, or representative proceeding. The arbitrator will have no authority to consolidate the claims of multiple claimants or to otherwise preside over any form of a group, class, collective, or representative proceeding,

7.3 Payment of Fees. The Company will reimburse all reasonable legal fees and expenses of the Claimant incurred in pursuing a Claim in accordance with Section 7.1, but only if the Claimant substantially prevails with respect to such Claim. In no event will a Claimant be obligated to reimburse the Company for any legal fees or expenses in connection with any Claim.

Section 8. Recoupment Policy. Eligible Employees and any payments or benefits to which Eligible Employees may become entitled hereunder will be subject to any claw-back policy maintained by the Company Group from time to time as necessary to comply with applicable law or stock exchange listing rules.

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EXHIBIT A

XPONENTIAL FITNESS, INC.

EXECUTIVE SEVERANCE PLAN

PARTICIPATION NOTICE

Employee Name:

Effective Date:

Tier:

WHEREAS, Xponential Fitness, Inc. (the “Company”) has adopted the Executive Severance Plan (the “Severance Plan”); and

WHEREAS, the Plan Administrator has designated you as an Eligible Employee under the Severance Plan, subject to the terms and conditions of the Severance Plan, and this Participation Notice is intended to memorialize, and to notify you of, that designation, and the terms of your participation in the Severance Plan.

NOW, THEREFORE, you are hereby notified that, as of the Effective Date set forth above, you have been designated as an Eligible Employee under the Severance Plan, subject to all of its terms and conditions, including the following:

1. You must agree to keep the terms of your participation in the Severance Plan confidential at all times.

2. You must sign below to acknowledge your participation in the Severance Plan.

3. Any payments or benefits under the Severance Plan are subject to your execution and nonrevocation of a release of claims in a form that the Company provides to you in connection with a Qualifying Termination.

4. Please keep a copy of this designation in your files.

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XPONENTIAL FITNESS, INC.

By:
Its:

AGREED AND ACCEPTED:

Dated:
Name: [NAME]